Exhibit 99.1

Blue Holdings, Inc. Reports Second Quarter 2007 Financial Results

COMMERCE, California – August 14, 2007--Blue Holdings, Inc. (NASDAQ:BLUE), a designer, manufacturer and distributor of high-end fashion jeans, apparel and accessories, today announced financial results for the second quarter ended June 30, 2007.

“Our second quarter marked a turning point for the Company. During the quarter we successfully transitioned to a full package production system that resulted in a strong increase to our gross margin. Subsequent to the quarter end we also received a $1.45 million tax refund which helps our liquidity,” said Paul Guez, Chairman, of Blue Holdings, Inc.  “Most importantly, we hired Glenn Palmer as the Company’s new Chief Executive Officer. Glenn brings over 30 years of industry experience to the Company and has served in a broad range of senior management roles.”

Mr. Guez, continued, “ Going forward, I will continue to be actively involved in Blue Holdings’ brand strategy, business direction and building the licensing business. As a team we continue to remain focused, committed and encouraged about the growth of our business, and I am confident that Glenn and our existing management team are the right choice for leading the next stage of development for Blue Holdings. I look forward to working closely with them on our strategic initiatives.”

Glenn Palmer, Chief Executive Officer and President commented, “I am very excited to be here and have already begun to take the necessary steps to execute a turnaround strategy designed to stabilize the business and put it back on a growth curve. While we still have a great deal of work to do, we have begun to implement a comprehensive action plan with key strategic initiatives. Specifically, we are in the process of cutting costs to reduce our SG&A by approximately 10% by the end of the year, selling off our excess inventory, and aggressively reviewing and evaluating the long-term viability of our brands, licensees and retail strategy.”

Mr. Palmer continued, “The Company has a tremendously talented group of designers and dedicated associates whom I am very proud to work with. I believe the company has many opportunities, both domestically and internationally, and I look forward to making Blue Holdings a market leader in both fashion denim and apparel and increasing shareholder value.”

Net sales for the second quarter of 2007 were $8.4 million, compared to $15.2 million reported in the prior year period. Net income for the quarter was approximately $7,000 versus net income of $1.7 million for the second quarter of 2006. Basic and diluted net earnings per share were $0.00 on 26.1 million weighted average shares outstanding versus net earnings of $0.07 on 26.1 million weighted average shares outstanding for the second quarter of 2006. Net sales and earnings for the quarter were impacted by a couple of factors, including a lack of European distribution in the second quarter.

Larry Jacobs, Chief Financial Officer commented, “We recognize that we had problems in the latter half of 2006 which caused us to take mark downs on inventory. Since then, we have made many important changes to our business and are confident in the new direction the company is taking and the progress that has been made to date. Even with the lower sales volumes experienced in each of the first two quarters this year, we were able to generate a modest profit. With the hiring of Glenn and the initiatives we are taking, we believe we are implementing all the necessary steps to grow our business.”

Blue Holdings’ gross profit was $4.5 million in the second quarter of 2007 compared to $7.4 million in the prior year period.  Gross margin increased to 53.5% of net sales compared to 48.9% of net sales in the prior year period.  The increase in gross margin was due to the full package system implemented for the Company’s manufacturing and renewed retail interest in the Company’s products, resulting in higher margins.  The Company expects its gross margin to exceed 50% for the balance of the year.

Selling, distribution and administrative expenses were $4.1 million in the quarter, down from $4.3 million in the prior year period. The decrease in operating expenses was due to a combination of lower sales volume and the move towards outsourcing the manufacturing of products to lower cost providers, as well as going to a full package product solution.

Balance Sheet

As of June 30, 2007, cash and equivalents approximated $185,000, not including a separate tax refund of $1.45 million dollars the Company received after the end of the quarter. This compares with $109,000 in cash and equivalents as of December 31, 2006.  The Company’s working capital balance at the end of the second quarter of 2007 was $1.5 million and inventory was approximately $8.5 million compared with working capital of $1.6 million and inventory of $5.4 million on December 31, 2006.

2007 Outlook

While the Company will not be providing financial guidance, the Company is committed to improving its financial results and growing its brands in the future.

Conference Call

The Company will host a conference call to discuss its second quarter ended June 30, 2007 financial results today, August 14, 2007, at 5:00 p.m. ET.

To participate in the conference call, investors should dial 877-704-5381 ten minutes prior to the scheduled start time. International callers should dial 913-312-1295. For those investors unable to participate in the live call, a replay will be available beginning day, August 14, 2007 at 8:00 p.m. ET, through Tuesday, August 28, 2007 at midnight ET. To access the replay, dial 888-203-1112 (passcode: 6400613). International callers should dial 719-457-0820.

The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.earnings.com. For those who are not available to listen to the live broadcast, the call will be archived.

About Blue Holdings, Inc.

Blue Holdings, Inc., directly and through its wholly owned subsidiaries, Antik Denim, LLC and Taverniti So Jeans, LLC, designs, develops, manufactures, markets, distributes and sells high-end fashion jeans, apparel, and accessories under the "Antik Denim," "Yanuk," "Taverniti So Jeans," and “Faith” brands, and under its joint venture "Life and Death" brand, both in the United States and internationally. Blue Holdings currently sells men's, women's and children’s styles. Antik Denim, Yanuk, Taverniti So, Life and Death and Faith jeans and apparel are made from high-quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting-edge treatments and finishes. Blue Holdings' concepts, designs, embellishments, patent-pending pockets and great attention to detail and quality give it a competitive advantage in the high-end fashion jeans market.

Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Examples of forward looking statements included in this release include statements regarding Blue Holdings’ future financial results and the anticipated growth of its brands. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Blue Holdings’ products, the introduction of new products, Blue Holdings’ ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Blue Holdings’ liquidity and financial strength to support its growth, and other information that may be detailed from time to time in Blue Holdings’ filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting Blue Holdings, please refer to the Company's recent Securities and Exchange filings, which are available at www.sec.gov. Blue Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.Forward-Looking Statements.

Contact:

Blue Holdings, Inc.
Larry Jacobs, CFO 323-725-5555
Larry.jacobs@blueholdings.com

Integrated Corporate Relations
310-954-1100
Andrew Greenebaum
agreenebaum@icrinc.com
or
Patricia Dolmatsky
pdolmatsky@icrinc.com

Financial tables to follow

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BLUE HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net sales	$8,401,971	$15,180,652	$16,842,193	$27,058,531

Cost of goods sold	3,910,830	7,752,299	7,278,591	13,680,915

Gross profit	4,491,141	7,428,353	9,563,602	13,377,616

Selling, distribution & administrative expenses	4,057,091	4,322,680	8,577,659	8,923,087

Income before interest expense and provision for income taxes	434,050	3,105,673	985,943	4,454,529

Interest expense	414,389	214,449	752,533	385,762

Income before provision for income taxes	19,661	2,891,224	233,410	4,068,767

Provision for income taxes	12,425	1,176,728	108,916	1,674,095

Net income	$7,236	$1,714,496	$124,494	$2,394,672

Earnings per common share, basic and diluted	$-	$0.07	$-	$0.09

Weighted average shares outstanding, basic and diluted	26,057,200	26,057,200	26,057,200	26,057,200

BLUE HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2007 AND DECEMBER 31, 2006

ASSETS
	2007	2006
	(Unaudited)
Current assets:
Cash	$184,519	$109,031
Due from factor, net of reserves of $185,417 and $178,801, respectively	1,239,041	1,366,588
Accounts receivable, net of reserves of $1,156,016 and $901,941, respectively:	-
- Purchased by factor with recourse	6,279,254	7,662,198
- Others	386,569	19,312
Inventories, net of reserves of $1,030,158 and $1,742,893, respectively	8,461,464	5,394,006
Income taxes receivable	2,016,875	2,030,919
Deferred income taxes	1,847,472	2,488,082
Prepaid expenses and other current assets	1,308,530	396,810
Total current assets	21,723,724	19,466,946

Deferred income taxes	774,293	-
Property and equipment, less accumulated depreciation	1,648,022	1,611,171
Total assets	$24,146,039	$21,078,117

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Bank overdraft	$811,773	$266,788
Accounts payable	1,474,783	2,820,024
Short-term borrowings	14,069,439	10,026,814
Due to related parties	125,734	710,153
Advances from majority shareholder	2,041,116	1,876,991
Current portion of liability for unrecognized tax benefits	96,850	-
Accrued expenses and other current liabilities	1,674,769	2,133,932
Total current liabilities	20,294,464	17,834,702

Non-current portion of liability for unrecognized tax benefits	170,884	-
Total liabilities	20,465,348	17,834,702

Stockholders' equity:
Common stock $0.001 par value, 75,000,000 shares authorized, 26,232,200 and 26,057,200 shares issued and outstanding, respectively	26,232	26,057
Additional paid-in capital	5,329,163	4,964,091
Accumulated deficit	(1,674,704)	(1,746,733)
Total stockholders' equity	3,680,691	3,243,415
Total liabilities and stockholders' equity	$24,146,039	$21,078,117

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS